EXHIBIT 99.1

Press Release

For Immediate Release

For Details Contact:		40W267 Keslinger Road
Edward J. Richardson	Robert J. Ben	PO BOX 393
Chairman and CEO	EVP & CFO	LaFox, IL 60147-0393 USA
Phone: (630) 208-2320	(630) 208-2203	(630) 208-2200 | Fax: (630) 208-2550

RICHARDSON ELECTRONICS REPORTS 10TH CONSECUTIVE QUARTER OF YEAR-OVER-YEAR REVENUE GROWTH FOR THE THIRD QUARTER FISCAL 2023; DECLARES QUARTERLY CASH DIVIDEND

Green Energy Solutions sales increase 103% over Q3 FY22; total net sales increase 27.2%

Third Quarter Highlights

•
Net sales of $70.4 million were up 27.2% from last year’s third quarter driven by increases in Power and Microwave Technologies (“PMT”), Green Energy Solutions (“GES”) and Canvys business units.
•
Backlog totaled $175.1 million in the third quarter versus $175.6 million at the end of the third quarter of last fiscal year.
•
Gross margin was 31.8% of net sales for the third quarter of fiscal 2023, the same as in the prior year’s third quarter.
•
Operating income was $7.6 million in the third quarter of fiscal 2023 compared to $3.6 million for the third quarter of fiscal 2022.
•
Income tax expense was $1.7 million for the third quarter of fiscal 2023, or 20.7% versus $0.6 million in the prior year’s third quarter due to the use of federal NOLs in fiscal 2022.
•
Earnings per common share (diluted) were $0.44 for the third quarter of fiscal 2023 compared to $0.21 per common share (diluted) in the third quarter of fiscal 2022.
•
Cash and investments were $24.6 million as of February 25, 2023, compared to $40.5 million as of May 28, 2022. The use of cash was related to higher working capital to support sales growth.

LaFox, IL, APRIL 5, 2023: Richardson Electronics, Ltd. (NASDAQ: RELL) today reported financial results for its third quarter ended February 25, 2023. The Company also announced that its Board of Directors declared a $0.06 per share quarterly cash dividend.

“We are extremely pleased with the strong financial performance resulting from capitalizing on new market opportunities and continued execution of our key growth initiatives. The third quarter of fiscal 2023 was the tenth consecutive quarter of year-over-year revenue growth and builds on our momentum for another strong financial performance in fiscal 2023. In addition, third quarter operating income increased 110% year-over-year, compared to sales growth of 27% as we benefit from significant operating leverage of fixed expenses,” said Edward J. Richardson, Chairman, Chief Executive Officer, and President. “Beginning in fiscal 2023, we started reporting a new segment, Green Energy Solutions (“GES”). With the number of opportunities in our pipeline addressing alternative energy, electric vehicles and green manufacturing, we are well positioned for significant long-term growth in this segment.”

Third Quarter Results

Net sales for the third quarter of fiscal 2023 increased 27.2% to $70.4 million compared to net sales of $55.3 million in the prior year’s third quarter due to higher net sales in PMT, GES and Canvys, partially offset by lower sales for Healthcare. PMT sales increased $8.5 million or 22% from last year’s third quarter. Sales of manufactured products for our semiconductor wafer fabrication equipment customers and distributed products for RF and Microwave applications increased from the third quarter of fiscal 2022. Net sales for GES increased $5.8 million or 103% from last year’s third quarter. GES combines our key technology partners and engineered solutions capabilities, to design and manufacture products for the fast-growing green energy market and power management applications. Canvys sales increased by $1.5 million or 19% primarily due to strong customer demand in North America. Richardson Healthcare sales decreased $0.7 million or 23.9% due to a decrease in parts sales as well as CT tubes sold in China, partially offset by an increase in equipment sales.

Gross margin was 31.8% of net sales during the third quarter of fiscal 2023, the same as during the third quarter of fiscal 2022. PMT margin increased to 32.9% from 31.8% primarily due to product mix. Healthcare gross margin increased to 39.8% in the third quarter of fiscal 2023 compared to 25.1% in the prior year’s third quarter due to improved manufacturing absorption and decreased component scrap expense. GES margin decreased to 25.7% from 34.6% primarily due to product mix. Canvys margin as a percent of net sales decreased slightly to 32.0% from 32.2% because of product mix and foreign exchange effects.

Operating expenses were $14.8 million compared to $13.9 million in the third quarter of fiscal 2022. The increase in operating expenses resulted from higher employee compensation expenses, including incentive expense from significantly higher operating income, and higher travel expenses. Operating expenses as a percentage of net sales decreased to 21.0% during the third quarter of fiscal 2023 compared to 25.2% during the third quarter of fiscal 2022 as the Company benefited from higher sales and controlled operating expenses.

The Company reported operating income of $7.6 million for the third quarter of fiscal 2023 compared to operating income of $3.6 million in the prior year’s third quarter. Other income for the third quarter of fiscal 2023, including interest income and foreign exchange, was $0.4 million, compared to other expense of $0.1 million in the third quarter of fiscal 2022.

Income tax expense was $1.7 million for the third quarter of fiscal 2023 or 20.7% versus $0.6 million in the prior year’s third quarter due to the use of federal NOLs in fiscal 2022.

Net income for the third quarter of fiscal 2023 was $6.3 million compared to net income of $2.9 million in the third quarter of fiscal 2022. Earnings per common share (diluted) were $0.44 in the third quarter of fiscal 2023 compared to $0.21 per common share (diluted) in the third quarter of fiscal 2022.

Cash and investments at the end of the third quarter of fiscal 2023 were $24.6 million compared to $40.5 million at the end of fiscal 2022. The Company continues to use cash to support the working capital requirements associated with the significant sales growth over the past ten quarters. The Company invested $2.2 million during the quarter on capital expenditures primarily related to its manufacturing business, facilities, and Healthcare business, versus $0.6 million during the third quarter of fiscal 2022. Subsequent to the end of the third quarter of fiscal 2023, the Company entered into a three-year, $30 million revolving line of credit with PNC Bank for additional liquidity as necessary.

FINANCIAL SUMMARY – NINE MONTHS ENDED FEBRUARY 25, 2023

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Net sales for the first nine months of fiscal 2023 were $203.8 million, an increase of 25.1%, compared to net sales of $163.0 million during the first nine months of fiscal 2022. Sales increased by $17.1 million or 14.8% for PMT, $19.1 million or 145.7% for GES, $4.5 million or 17.3% for Canvys and $0.1 million or 1.6% for Richardson Healthcare.
•
Gross profit increased to $67.3 million during the first nine months of fiscal 2023, compared to $51.5 million during the first nine months of fiscal 2022. As a percentage of net sales, gross margin increased to 33.0% of net sales during the first nine months of fiscal 2023, compared to 31.6% of net sales during the first nine months of fiscal 2022, primarily because of a favorable product mix in PMT and decreased component scrap expense and improved manufacturing absorption in Healthcare. These increases were partially offset by an unfavorable product mix and foreign currency effects in Canvys and unfavorable product mix for GES.
•
Operating expenses increased to $43.7 million for the first nine months of fiscal 2023, compared to $40.6 million for the first nine months of fiscal 2022. The increase in operating expenses resulted from higher employee compensation and travel expenses.
•
Operating income during the first nine months of fiscal 2023 was $23.6 million, compared to an operating income of $11.0 million during the first nine months of fiscal 2022.
•
Other expense for the first nine months of fiscal 2023, including interest income and foreign exchange, was $0.1 million, as compared to other expense of less than $0.1 million in the first nine months of fiscal 2022.
•
The income tax provision was $5.3 million during the first nine months of fiscal 2023 or 22.5% versus $1.3 million in the prior year’s first nine months due to the use of federal NOLs in fiscal 2022.
•
Net income for the first nine months of fiscal 2023 was $18.2 million, versus $9.6 million during the first nine months of fiscal 2022. Earnings per common share (diluted) were $1.27 for the first nine months of fiscal 2023 compared to $0.71 per common share (diluted) for the first nine months of fiscal 2022.

CASH DIVIDEND DECLARED

The Board of Directors of Richardson Electronics declared a $0.06 quarterly cash dividend per share to holders of common stock and a $0.054 cash dividend per share to holders of Class B common stock. The dividend will be payable on May 24, 2023, to common stockholders of record as of May 5, 2023.

CONFERENCE CALL INFORMATION

On Thursday, April 6, 2023, at 9:00 a.m. Central Time, Edward J. Richardson, Chairman and Chief Executive Officer, and Robert J. Ben, Chief Financial Officer, will host a conference call to discuss the Company’s third quarter fiscal 2023 results. A question-and-answer session will be included as part of the call’s agenda.

Participant Instructions

Participants may register for the call here. While not required, it is recommended you join 10 minutes prior to the event start. A replay of the call will be available beginning at 1:00 p.m. Central Time on April 6, 2023, for seven days. Registration instructions are also on our website at www.rell.com.

In addition, the webcast link is available here.

FORWARD-LOOKING STATEMENTS

This release includes certain “forward-looking” statements as defined by the Securities and Exchange Commission. Statements in this press release regarding the Company’s business that are not historical facts represent “forward-looking” statements that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see Item 1A, “Risk Factors” in the Company’s Annual Report on Form 10-K filed on August 1, 2022, and other reports we file with the Securities and Exchange Commission. The Company assumes no responsibility to update the “forward-looking” statements in this release as a result of new information, future events or otherwise.

ABOUT RICHARDSON ELECTRONICS, LTD.

Richardson Electronics, Ltd. is a leading global manufacturer of engineered solutions, green energy products, power grid and microwave tubes, and related consumables; power conversion and RF and microwave components including green energy solutions; high-value replacement parts, tubes, and service training for diagnostic imaging equipment; and customized display solutions. More than 60% of our products are manufactured in LaFox, Illinois, Marlborough, Massachusetts, or Donaueschingen, Germany, or by one of our manufacturing partners throughout the world. All our partners manufacture to our strict specifications and per our supplier code of conduct. We serve customers in the alternative energy, healthcare, aviation, broadcast, communications, industrial, marine, medical, military, scientific, and semiconductor markets. The Company’s strategy is to provide specialized technical expertise and “engineered solutions” based on our core engineering and manufacturing capabilities. The Company provides solutions and adds value through design-in support, systems integration, prototype design and manufacturing, testing, logistics, and aftermarket technical service and repair through its global infrastructure. More information is available at www.rell.com.

Richardson Electronics common stock trades on the NASDAQ Global Select Market under the ticker symbol RELL.

Richardson Electronics, Ltd.

Unaudited Consolidated Balance Sheets

(in thousands, except per share amounts)

	Unaudited	Audited
	February 25, 2023	May 28, 2022
Assets
Current assets:
Cash and cash equivalents	$24,645	$35,495
Accounts receivable, less allowance of $189 and $186, respectively	42,151	29,878
Inventories, net	101,409	80,390
Prepaid expenses and other assets	2,639	2,448
Investments - current	—	5,000
Total current assets	170,844	153,211
Non-current assets:
Property, plant and equipment, net	19,335	16,961
Intangible assets, net	1,957	2,010
Lease ROU asset	2,378	3,239
Other non-current assets	339	—
Non-current deferred income taxes	4,350	4,398
Total non-current assets	28,359	26,608
Total assets	$199,203	$179,819
Liabilities
Current liabilities:
Accounts payable	$24,686	$23,987
Accrued liabilities	16,502	16,110
Lease liability current	996	1,109
Total current liabilities	42,184	41,206
Non-current liabilities:
Non-current deferred income tax liabilities	84	85
Lease liability non-current	1,382	1,915
Other non-current liabilities	613	766
Total non-current liabilities	2,079	2,766
Total liabilities	44,263	43,972
Stockholders’ Equity
Common stock, $0.05 par value; issued and outstanding 12,085 shares on February 25, 2023 and 11,649 shares on May 28, 2022	604	582
Class B common stock, convertible, $0.05 par value; issued and outstanding 2,052 shares on February 25, 2023 and 2,053 shares on May 28, 2022	103	103
Preferred stock, $1.00 par value, no shares issued	—	—
Additional paid-in-capital	70,383	66,331
Retained earnings	83,760	68,031
Accumulated other comprehensive income	90	800
Total stockholders’ equity	154,940	135,847
Total liabilities and stockholders’ equity	$199,203	$179,819

Richardson Electronics, Ltd.

Unaudited Consolidated Statements of Comprehensive Income

(in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	February 25, 2023	February 26, 2022	February 25, 2023	February 26, 2022
Net sales	$70,364	$55,308	$203,826	$162,991
Cost of sales	47,959	37,739	136,543	111,468
Gross profit	22,405	17,569	67,283	51,523
Selling, general and administrative expenses	14,779	13,946	43,704	40,550
Loss (gain) on disposal of assets	13	—	(12)	2
Operating income	7,613	3,623	23,591	10,971
Other expense (income):
Investment/interest income	(76)	(11)	(179)	(36)
Foreign exchange (income) loss	(292)	121	305	(2)
Other, net	(14)	17	(29)	39
Total other (income) expense	(382)	127	97	1
Income before income taxes	7,995	3,496	23,494	10,970
Income tax provision	1,655	609	5,281	1,326
Net income	6,340	2,887	18,213	9,644
Foreign currency translation gain (loss), net of tax	629	69	(710)	(2,353)
Comprehensive income	$6,969	$2,956	$17,503	$7,291

Net income per share:
Common shares - Basic	$0.46	$0.22	$1.33	$0.73
Class B common shares - Basic	0.41	0.19	1.19	0.66
Common shares - Diluted	0.44	0.21	1.27	0.71
Class B common shares - Diluted	0.40	0.19	1.15	0.64

Weighted average number of shares:
Common shares – Basic	12,047	11,497	11,893	11,320
Class B common shares – Basic	2,052	2,074	2,053	2,089
Common shares – Diluted	12,666	12,027	12,524	11,724
Class B common shares – Diluted	2,052	2,074	2,053	2,089

Dividends per share:
Common share	$0.060	$0.060	$0.180	$0.180
Class B common share	0.054	0.054	0.162	0.162

Richardson Electronics, Ltd.

Unaudited Consolidated Statements of Cash Flows

(in thousands)

	Three Months Ended		Nine Months Ended
	February 25, 2023	February 26, 2022	February 25, 2023	February 26, 2022
Operating activities:
Net income	$6,340	$2,887	$18,213	$9,644
Adjustments to reconcile net income to cash used in operating activities:
Depreciation and amortization	912	872	2,688	2,560
Inventory provisions	115	88	310	228
Share-based compensation expense	206	142	730	514
Loss (gain) on disposal of assets	13	—	(12)	2
Deferred income taxes	(1)	26	27	38
Change in assets and liabilities:
Accounts receivable	(7,189)	(4,209)	(12,694)	(7,355)
Inventories	(3,638)	(3,113)	(21,764)	(12,295)
Prepaid expenses and other assets	(153)	(2)	(578)	(1,058)
Accounts payable	(12)	1,902	784	4,204
Accrued liabilities	(661)	563	486	2,075
Other	(192)	(370)	397	(13)
Net cash used in operating activities	(4,260)	(1,214)	(11,413)	(1,456)
Investing activities:
Capital expenditures	(2,230)	(554)	(4,973)	(2,161)
Proceeds from maturity of investments	5,000	—	5,000	—
Proceeds from sale of assets	—	—	193	—
Net cash provided by (used in) investing activities	2,770	(554)	220	(2,161)
Financing activities:
Proceeds from issuance of common stock	511	1,906	3,413	2,630
Cash dividends paid	(834)	(806)	(2,484)	(2,384)
Other	—	(45)	(69)	(136)
Net cash (used in) provided by financing activities	(323)	1,055	860	110
Effect of exchange rate changes on cash and cash equivalents	352	195	(517)	(662)
Decrease in cash and cash equivalents	(1,461)	(518)	(10,850)	(4,169)
Cash and cash equivalents at beginning of period	26,106	39,665	35,495	43,316
Cash and cash equivalents at end of period	$24,645	$39,147	$24,645	$39,147

Richardson Electronics, Ltd.

Unaudited Net Sales and Gross Profit

For the Third Quarter and First Nine Months of Fiscal 2023 and 2022

($ in thousands)

By Strategic Business Unit:

Net Sales
	Q3 FY 2023		Q3 FY 2022	% Change
PMT	$46,822		$38,381	22.0%
GES	11,471		5,651	103.0%
Canvys	9,685		8,141	19.0%
Healthcare	2,386		3,135	-23.9%
Total	$70,364		$55,308	27.2%

	YTD FY 2023		YTD FY 2022	% Change
PMT	$132,761		$115,642	14.8%
GES	32,275		13,136	145.7%
Canvys	30,177		25,732	17.3%
Healthcare	8,613		8,481	1.6%
Total	$203,826		$162,991	25.1%

Gross Profit
	Q3 FY 2023	% of Net Sales	Q3 FY 2022	% of Net Sales
PMT	$15,404	32.9%	$12,209	31.8%
GES	2,948	25.7%	1,954	34.6%
Canvys	3,103	32.0%	2,618	32.2%
Healthcare	950	39.8%	788	25.1%
Total	$22,405	31.8%	$17,569	31.8%

	YTD FY 2023	% of Net Sales	YTD FY 2022	% of Net Sales
PMT	$44,950	33.9%	$36,795	31.8%
GES	10,132	31.4%	4,285	32.6%
Canvys	9,364	31.0%	8,348	32.4%
Healthcare	2,837	32.9%	2,095	24.7%
Total	$67,283	33.0%	$51,523	31.6%